[LOGO] First Niagara
       Financial Group, Inc.

                    First Niagara Financial Group, Inc. Names
                  Michael W. Harrington Chief Financial Officer

LOCKPORT, N.Y., December 21, 2006 -- First Niagara Financial Group, Inc. (NASDAQ: FNFG), the holding company for First Niagara Bank, today announced the promotion of Michael W. Harrington to Chief Financial Officer of both the Bank and the Company. The move further strengthens the Company's management team following its recent promotion of John R. Koelmel to President & Chief Operating Officer.

Harrington, who joined First Niagara in 2003 as Senior Vice President and Treasurer, has nearly 20 years of financial management and banking experience. Prior to joining First Niagara, he was Senior Vice President and Chief Financial Officer at Equity Bank, now called Susquehanna Patriot Bank, a community bank located in Marlton, NJ and a subsidiary of Susquehanna Bancshares, Inc., an $8.1 billion financial services holding company. He has also held senior financial management positions in other financial services companies including Scottsdale Arizona based McGuire Performance Solutions and Commerce Bank.

"Michael is a strategic thinker who has quickly established himself as a highly effective leader within the company," said Koelmel. "His support in furthering the company's strategic efforts, priorities and discipline has earned him the respect and support of his peers and of the board. His strong business and financial background make him well-suited to play a more significant role on First Niagara's senior management team and we look forward to the contributions he will make."

Harrington earned a bachelor's degree in business administration from Bloomsburg University and an MBA from St. Joseph's University. Active in the community, he recently joined the board of the Western New York Public Broadcasting Association and has served on the board of Shea's Performing Arts Center since 2005.

A former resident of Chester Springs, PA, he currently resides in Clarence, N.Y. with his wife, Ellen, and their three children.

Profile: First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $8.0 billion and deposits of $5.6 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 120 branches and several financial services subsidiaries across New York State.

Note to Editors: Photos of Harrington and Koelmel are available in JPEG format via email. To request a photo, please contact leslie.garrity@fnfg.com. Please specify deadline.

Officer Contact
---------------
Leslie G. Garrity......... Public Relations and Corporate Communications Manager
                           (716) 625-7528
                           leslie.garrity@fnfg.com